Exhibit 99.1

Behringer Announces Sale of Luxury

Multifamily Community in Jacksonville, Florida

DALLAS (Sept. 10, 2015) — Behringer announced today that it has completed the sale of Wimberly at Deerwood, a 322-unit luxury multifamily community situated on 24.2 acres in Jacksonville, Florida.

“We have been very pleased with the performance of Wimberly at Deerwood, and the high demand in Jacksonville’s real estate market made this an opportune time to offer the property,” said Tom Kennedy, President of Behringer Harvard Opportunity REIT II, Inc. “Not only was the property 96 percent leased at the point of sale, but — based on significant upgrades to the units and common areas after a renovation — we were able to boost rents and ultimately capture an attractive 18 percent* return on our investment in just two and a half years.”

Constructed in 2000 at 9727 Touchton Road, the property features a swimming pool, business center, private garages, 60-person theater room, fitness center, and courts for sand volleyball and basketball.

Also, Wimberly at Deerwood is within walking distance of the Butler/Baymeadows office corridor, totaling 14.5 million square feet of office space and offering more than 51,000 jobs. The property is conveniently located near Interstates 95 and 295 – the two main traffic arteries traversing the Jacksonville metropolitan area — and the Timucuan Ecological and Historic Preserve, a large area of unspoiled coastal wetlands.

*Return on investment is calculated as a simple annual average, excluding fees.

About Behringer

Behringer creates and manages real estate investments through public and private fund structures, joint ventures, and separately managed accounts. The company also offers strategic advisory, asset management, tax-deferred exchange and capital markets solutions. Investments sponsored and managed by the Behringer group of companies have invested into more than $11 billion in assets. For more information, call 214.655.1600 or visit behringerinvestments.com.

Jonathan Ball	David Nesmith
Behringer	Richards Partners
jball@behringermail.com	david_nesmith@richards.com
972.387.5403	214.891.2864